Exhibit 3.2

AMENDED AND RESTATED
LIMITED LIABILITY COMPANY AGREEMENT
OF
BERRY PETROLEUM COMPANY, LLC
A Delaware Limited Liability Company
This LIMITED LIABILITY COMPANY AGREEMENT (this “Agreement”) of Berry Petroleum Company, LLC (the “Company”), dated as of March 28, 2016, is adopted, executed and agreed to by Linn Acquisition Company, LLC, a Delaware limited liability company and the sole member of the Company (the “Member”).
1.    Formation. The Company has been formed as a Delaware limited liability company under and pursuant to the Delaware Limited Liability Company Act (the “Act”). This Agreement shall be deemed to have become effective upon the formation of the Company.
2.    Name. The name of the Company is “Berry Petroleum Company, LLC”.
3.    Term. The Company shall have perpetual existence.
4.    Purposes. The purposes of the Company are to carry on any lawful business, purpose or activity for which limited liability companies may be formed under the Act.
5.    Sole Member. The Member shall be the sole member of the Company. The Member shall not have any liability for the obligations or liabilities of the Company except to the extent provided for in the Act.
6.    Contributions. The Member has made, or will make, an initial contribution to the capital of the Company in the amount of $1,000.00. Without creating any rights in favor of any third party, the Member may, from time to time, make additional capital contributions of cash or property to the capital of the Company, but shall have no obligation to do so.
7.    Distributions. The Member shall be entitled (a) to receive all distributions (including, without limitation, liquidating distributions) made by the Company, and (b) to enjoy all other rights, benefits and interests in the Company.
8.    Taxes. The Member shall prepare and timely file (on behalf of the Company) all state and local tax returns, if any, required to be filed by the Company.
9.    Management.
(a)    The management of the Company shall be exclusively vested in the Member, and the Company shall not have “managers,” as that term is used in the Act. The powers of the Company shall be exercised by or under the authority of, and the business and affairs of the

Company shall be managed under the direction of, the Member, which shall make all decisions and take all actions for the Company.
(b)    The Member may, from time to time, designate one or more persons to be officers or authorized representatives of the Company (each, an “Authorized Representative”) on such terms and conditions as the Member may determine. Any Authorized Representative so designated shall have such title and authority and perform such duties as the Member may, from time to time, designate or as are normally associated with such office. Any such Authorized Representative may be removed from their office with or without cause by a vote of the Member.
10.    Indemnity.
(a)    To the fullest extent permitted by law as it currently exists and to such greater extent as applicable law hereafter may permit, but subject to the limitations expressly provided in this Agreement, the Company shall indemnify any person who was or is a party or is threatened to be made a party to, or otherwise requires representation of counsel in connection with, any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of the Company) by reason of the fact that such person is or was a Member or Authorized Representative of the Company (individually, a “Covered Person” and, collectively, the “Covered Persons”), or, at the request of the Company, is or was serving as an authorized representative, director, officer, tax matters partner, employee, partner, manager, fiduciary or trustee of the Company, any subsidiary or affiliate of the Company, or any other person (each an “Indemnitee”) or by reason of any action alleged to have been taken or omitted in such capacity, against losses, expenses (including attorneys’ fees), judgments, fines, damages, penalties, interest, liabilities and amounts paid in settlement actually and reasonably incurred by the person in connection with such action, suit or proceeding if the person acted in good faith and in a manner the person reasonably believed to be in or not opposed to the best interests of the Company, and, with respect to any criminal action or proceeding, had no reasonable cause to believe that such person’s conduct was unlawful. The termination of any action, suit or proceeding by judgment, order, settlement, conviction or upon a plea of nolo contendere or its equivalent, shall not, of itself, create a presumption that the person did not act in good faith and in a manner which the person reasonably believed to be in or not opposed to the best interests of the Company, and, with respect to any criminal action or proceeding, had no reasonable cause to believe that the person’s conduct was unlawful.
(b)    To the fullest extent permitted by law, but subject to the limitations expressly provided in this Agreement, the Company shall indemnify any person who was or is a party or is threatened to be made a party to, or otherwise requires representation of counsel in connection with, any threatened, pending or completed action, suit or proceeding, by or in the right of the Company to procure a judgment in its favor by reason of the fact that such person was serving as an Indemnitee, or by reason of any action alleged to have been taken or omitted in such capacity, against losses, expenses (including attorneys’ fees), judgments, fines, damages, penalties, interest, liabilities and amounts paid in settlement actually and reasonably incurred by the person in connection with such action, suit or proceeding if the person acted in good faith and in a manner the person reasonably believed to be in or not opposed to the best interests of the Company and except that no indemnification shall be made in respect of any claim, issue or matter as to which such person shall have been adjudged to be liable to the Company unless and only to the extent that the Delaware Court of Chancery or the court in which such action or suit was brought shall determine upon application that, despite the adjudication of liability but in view of all the circumstances of the case, such person is fairly and reasonably entitled to indemnity for such expenses which the Delaware Court of Chancery or such other court shall deem proper.
(c)    To the extent an Indemnitee has been successful on the merits or otherwise in defense of any action, suit or proceeding referred to in Section 10(a) or Section 10(b), or in the defense of any claim, issue or matter therein, such person shall be indemnified against expenses (including attorneys’ fees) actually and reasonably incurred by such person in connection therewith.
(d)    Any indemnification under Section 10(a) or Section 10(b) (unless ordered by a court) shall be made by the Company only as authorized in the specific case upon a determination that indemnification of the Indemnitee is proper in the circumstances because the person has met the applicable standard of conduct set forth in such section. Such determination shall be made, with respect to a person who is a Covered Person at the time of such determination, (i) by a majority vote of the Authorized Representatives who are not parties to such action, suit or proceeding, even though less than (if applicable) a quorum, (ii) by a committee of such Authorized Representatives designated by a majority vote of such Authorized Representatives, even though less than (if applicable) a quorum, (iii) if there are no such Authorized Representatives, or if such Authorized Representatives so direct, by independent legal counsel in an opinion of counsel, or (iv) by the Member.
(e)    Expenses (including attorneys’ fees) incurred by an Indemnitee in defending any action, suit or proceeding referred to in Section 10(a) or Section 10(b) shall be paid by the Company in advance of the final disposition of such action, suit or proceeding and in advance of any determination that such Indemnitee is not entitled to be indemnified, upon receipt of an undertaking by or on behalf of such Indemnitee to repay such amount if it shall ultimately be determined by final judicial decision from which there is no further right to appeal (a “Final Adjudication”) that such person is not entitled to be indemnified by the Company as authorized in this Section 10.
(f)    The indemnification, advancement of expenses and other provisions of this Section 10 shall be in addition to any other rights to which an Indemnitee may be entitled under any agreement, pursuant to any vote of the Member, as a matter of law or otherwise, both as to actions in the Indemnitee’s capacity as an Indemnitee and as to actions in any other capacity, and shall continue as to an Indemnitee who has ceased to serve in such capacity and shall inure to the benefit of the heirs, successors, assigns and administrators of the Indemnitee.
(g)    The Company may purchase and maintain insurance, on behalf of its Covered Persons, and such other persons as a majority of Authorized Representatives shall determine, against any liability that may be asserted against or expense that may be incurred by such person in connection with the Company’s activities or such person’s activities on behalf of the Company, regardless of whether the Company would have the power to indemnify such person against such liability under the provisions of this Agreement.

(h)    For purposes of the definition of Indemnitee in Section 10(a), the Company shall be deemed to have requested a person to serve as fiduciary of an employee benefit plan whenever the performance by such person of his duties to the Company also imposes duties on, or otherwise involves services by, such person to the plan or participants or beneficiaries of the plan; excise taxes assessed on an Indemnitee with respect to an employee benefit plan pursuant to applicable law shall constitute “fines” within the meaning of Section 10(a); and action taken or omitted by such person with respect to any employee benefit plan in the performance of such person’s duties for a purpose reasonably believed by him to be in the interest of the participants and beneficiaries of the plan shall be deemed to be for a purpose that is in, or not opposed to, the best interests of the Company.
(i)    Any indemnification pursuant to this Section 10 shall be made only out of the assets of the Company, it being agreed that the Member shall not be personally liable for such indemnification and shall have no obligation to contribute or loan any monies or property to the Company to enable it to effectuate such indemnification.
(j)    An Indemnitee shall not be denied indemnification in whole or in part under this Section 10 because the Indemnitee had an interest in the transaction with respect to which the indemnification applies if the transaction was (A) approved by the Member, (B) on terms no less favorable to the Company than those generally being provided to or available from unrelated third parties or (C) fair and reasonable to the Company, taking into account the totality of the relationships between the parties involved (including other transactions that may be particularly favorable or advantageous to the Company).
(k)    If a claim under Section 10 of this Agreement is not paid in full by the Company within 60 days after a written claim has been received by the Company, except in the case of a claim for an advancement of expenses, in which case the applicable period shall be 20 days, the Indemnitee may at any time thereafter bring suit against the Company to recover the unpaid amount of the claim. If successful in whole or in part in any such suit, or in a suit brought by the Company to recover an advancement of expenses pursuant to the terms of an undertaking, the Indemnitee shall be entitled to be paid also the reasonable expenses of prosecuting or defending such suit. In (i) any suit brought by the Indemnitee to enforce a right to indemnification hereunder (but not in a suit brought by the Indemnitee to enforce a right to an advancement of expenses) it shall be a defense that, and (ii) in any suit brought by the Company to recover an advancement of expenses pursuant to the terms of an undertaking, the Company shall be entitled to recover such expenses upon a Final Adjudication that, the Indemnitee has not met any applicable standard for indemnification set forth in this Agreement. Neither the failure of the Company (including its Authorized Representatives who are not parties to such action, a committee of such Authorized Representatives, independent legal counsel, or the Member) to have made a determination prior to the commencement of such suit that indemnification of the Indemnitee is proper in the circumstances because the Indemnitee has met the applicable standard of conduct set forth in this Agreement, nor an actual determination by the Company (including its Authorized Representatives who are not parties to such action, a committee of such Authorized Representatives, independent legal counsel, or the Member) that the Indemnitee has not met the applicable standard of conduct shall create a presumption that the Indemnitee has not met the applicable standard of conduct, or, in the case of such a suit brought by the Indemnitee, be a defense to such suit. In any suit brought by the Indemnitee to enforce a right to indemnification or to an advancement of expenses hereunder, or brought by the Company to recover an advancement of expenses pursuant to the terms of an undertaking, the burden of proving that the Indemnitee is not entitled to be indemnified or to such advancement of expenses, under this Section 10 or otherwise shall be on the Company.
(l)    The Company may indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (whether or not an action by or in the right of the Company) by reason of the fact that the person is or was an employee or agent of the Company (other than an Authorized Representative), or is or was serving at the request of the Company as an authorized representative, director, officer, employee, partner, fiduciary, trustee or agent of the Company, any subsidiary or affiliate of the Company, or another person to the extent (i) permitted by the laws of the State of Delaware as from time to time in effect, and (ii) authorized by a majority of the Authorized Representatives. The Company may, to the extent permitted by Delaware law and authorized by a majority of the Authorized Representatives, pay expenses (including attorneys’ fees) reasonably incurred by any such employee or agent in defending any civil, criminal, administrative or investigative action, suit or proceeding in advance of the final disposition of such action, suit or proceeding, upon such terms and conditions as a majority of Authorized Representatives may determine. The provisions of this Section 10(l) shall not constitute a contract right for any such employee or agent.
(m)    The indemnification, advancement of expenses and other provisions of this Section 10 are for the benefit of the Indemnitees, their heirs, successors, assigns and administrators and shall not be deemed to create any rights for the benefit of any other persons.
(n)    Except to the extent otherwise provided in Section 10(l), the right to be indemnified and to receive advancement of expenses in this Section 10 shall be a contract right. No amendment, modification or repeal of this Section 10 or any provision hereof shall in any manner terminate, reduce or impair the right of any past, present or future Indemnitee to be indemnified by the Company, nor the obligations of the Company to indemnify any such Indemnitee under and in accordance with the provisions of this Section 10 as in effect immediately prior to such amendment, modification or repeal with respect to claims arising from or relating to matters occurring, in whole or in part, prior to such amendment, modification or repeal, regardless of when such claims may arise or be asserted.
11.    Exculpation of Liability of Indemnitees.
(a)    Notwithstanding any other provisions of this Agreement, whether express or implied, or any obligation or duty at law or in equity, no Covered Person shall be liable or accountable in damages or otherwise to the Company for any act or omission done or omitted by a Covered Person in good faith, unless such act or omission constitutes willful misconduct.
(b)    Authorized Representatives of the Company may perform any duties delegated to them either directly or by or through agents, and such Authorized Representatives shall not be responsible for any misconduct or negligence on the part of any agent appointed by them in good faith.

(c)    Any amendment, modification or repeal of this Section 11 or any provision hereof shall be prospective only and shall not in any way affect the limitations on the liability of any Indemnitee under this Section 11 as in effect immediately prior to such amendment, modification or repeal with respect to claims arising from or relating to matters occurring, in whole or in part, prior to such amendment, modification or repeal, regardless of when such claims may arise or be asserted.
12.    Dissolution. The Company shall dissolve and its affairs shall be wound up at such time, if any, as the Member may elect. No other event will cause the Company to dissolve.
13.    Governing Law. This Agreement is governed by and shall be construed in accordance with the laws of the State of Delaware (excluding its conflict-of-laws rules).
14.    Amendments. This Agreement may be modified, altered, supplemented or amended at any time by a written agreement executed and delivered by the Member.
[Signature Page Follows]

IN WITNESS WHEREOF, the undersigned, being the Member of the Company, has caused this Agreement to be duly executed as of the date first set forth above.

MEMBER:

LINN ACQUISITION COMPANY, LLC

By:	/s/ Candice J. Wells
Name:	Candice J. Wells
Title:	Senior Vice President, General Counsel and Corporate Secretary

[Signature Page to Limited Liability Company Agreement]